Date: June 3, 2002



William R. Engles, Jr.
5 Riverside Drive, #13-C
New York, New York 10023

         Re: Agreement to provide contract Consulting Services

Dear Mr. Engles:

         This letter ("Agreement") will confirm the understanding between Synergy Technologies Corporation (the "Company") having its address at 1689 Hawthorne Drive, Conroe, Texas 77301-3284 and you ("Consultant") regarding your engagement by the Company to provide certain consulting services to the Company on the following terms and conditions:

         1. ENGAGEMENT. Consultant is hereby engaged by the Company to provide consulting services to the Company consistent with those of a Chief Financial Officer, pursuant to the terms set forth herein.

         2. TERM. The term of the Agreement shall be for thirteen weeks, beginning June 3, 2002 and ending August 30, 2002, which may be extended by the mutual agreement of the parties evidenced by a subsequent written agreement signed by the parties.

         3. FEES.

              A. CASH PAYMENT: The Company shall pay the Consultant $2,500.00 per week. If the Consultant works more than 45 hours in a week, the Cash Payment shall be increased by $62.50 for each hour exceeding 45. The Company shall also reimburse the Consultant for all out-of-pocket expenses associated with the work performed pursuant to this agreement. The Company shall pay the Cash Payment and expenses to the Consultant, in accordance with the Company's payroll schedule.

              B. STOCK PAYMENT: The Company shall pay the Consultant the equivalent of $3,500.00 per week in Common Stock. If the Consultant works more than 45 hours in a week, the Stock Payment shall be increased by $87.50 for each hour exceeding 45. The Stock Payment shall be paid at the same time as the Cash Payment, and the number of shares to be delivered shall be calculated based on the average of the closing prices for the stsock for the 5 trading days immediately preceeding the payment date. The shares delivered shall be registered and freely tradeable.

              C. STOCK OPTIONS: Consultant shall receive options representing the right to purchase 100,000 shares of Company common stock (OILS.OB) at an exercise price of $0.72 per share. Consultant shall obtain the right to exercise these options ("vest") at a pro rata rate over the 13 week term of this agreement (i.e., a rate of approximately 7,692 options per week). The Stock Options shall have a term of 10 years. The shares underlying the Stock options shall be registered and freely tradeable.

              D. The Company shall not make any deductions or any withholdings from the compensation paid to Consultant. Consultant shall be responsible for any and all taxes, withholdings, penalties or claims of governmental entities arising from or related to the payment of compensation to Consultant.

         4. PERFORMANCE OF SERVICES. In performing his services hereunder, Consultant shall undertake only such assignments as may be given to Consultant from time to time by Barry Coffey, the Company's CEO.

         5. EXPENSES AND REIMBURSEMENT. The Company shall reimburse Consultant for all reasonable business expenses, including, but not limited to, travel, telephone, and other like expenses. Expenses shall be approved in advance by the Company. Expense reports shall be submitted within two weeks of the date the expense was incurred, and the Company shall reimburse the Consultant on the next applicable pay period per the Company's payroll schedule. All expense reports submitted by Consultant shall be supported by receipts or other documentation showing the costs incurred and the purpose therefor. Consultant shall use reasonable, good faith efforts to obtain reasonable rates for any such expenses incurred.

         6. BOOKS AND RECORDS. Consultant shall maintain adequate and accurate records, books and accounts regarding the performance of Services hereunder, which shall be open to inspection by the Company upon request.

         7. INDEPENDENT CONTRACTOR. Consultant and the Company agree that Consultant is not, for any purpose, an employee of the Company. To the contrary, Consultant shall perform the services contemplated hereunder as an Independent Contractor, and not as an employee or partner of the Company, in accordance with the terms of this Agreement and all applicable laws and regulations, and the parties hereto represent, warrant and agree that they have and will maintain such a non-employment, non-partner relationship. Consultant acknowledges and agrees that Consultant shall not be entitled to participate in or enjoy the benefits of any retirement, pension, profit-sharing, group insurance, health insurance or other similar plans which have been or may be instituted by the Company or any of its affiliates for the benefit of their respective employees, including without limitation, any Worker's Compensation or disability coverage. Consultant understands that he is not a named or additional insured on any general liability policy insuring the company or any of its affiliates. Notwithstanding the foregoing, the Company agrees that it will provide the same indemnification protections to Consultant as it provides to its officers under the Company's certificate of incorporation, by-laws and/or other applicable plan or policy and that it will use its best efforts to provide Consultant with coverage under its directors and officers insurance policies comparable to that provided to the Company's officers.

         8. USE OF IDEAS AND MATERIALS. The Company and any of its affiliates have full and exclusive right to make full and complete use of all recommendations, concepts, ideas, plans, processes, inventions, trade secrets and any other information (collectively "Ideas"), and all reports, analysis, technical data, specifications, diagrams, designs, drawings, charts, programs, systems, intellectual property (collectively "Materials") created, developed or prepared by Consultant pursuant to, or in connection with, this Agreement, but neither the Company nor its affiliates shall be under any obligation to make any use of any such Ideas or Materials. Consultant shall not have the right to use any such Ideas or Materials other than in connection with the performance of Consultant's services hereunder without the prior written consent of the Company.

         9. OWNERSHIP OF IDEAS AND MATERIALS. The Company and Consultant expressly acknowledge and agree that it is the intention of the Parties hereto that all rights, including copyright and other proprietary rights, in any and all Ideas and Materials created, developed or prepared by Consultant pursuant to or in connection with this Agreement shall vest in the Company as the party who ordered or commissioned such Ideas and Materials, and further agree that all such Ideas and Materials shall be considered "work made for hire" within the meaning of the copyright laws of the United States of America. The Company is entitled, as author of such Ideas and Materials, to the copyright therein, to the right to seek, or not seek statutory registration of such copyright, to the right to obtain other proprietary rights therein, and the right to make such changes therein or uses thereof as the Company may determine in its sole discretion. If, for any reason whatsoever, such Ideas and Materials are not considered "work made for hire" under the copyright laws, then Consultant hereby grants and assigns to the Company all of Consultant's right, title, and interest in and to such Ideas and Materials and agrees to take whatever additional action may reasonably be necessary, and sign whatever documents the Company may reasonably require, in order to vest in the Company all right, title and interest in and to such Ideas and Materials. This paragraph shall survive the expiration or termination of this Agreement.

         10. INVENTIONS AND PATENTS. Consultant agrees that all reasonably patentable inventions, innovations or improvements in the Company's products or methods of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by Consultant while he is employed by the Company, belong to the Company without the payment of any further compensation to the Consultant. Consultant will promptly disclose such inventions, innovations or improvements to the officers of the Company. This paragraph shall survive the expiration or termination of this Agreement.

         11. PROPERTY OF THE COMPANY. All books, documents, lists and records pertaining to the Company's business (collectively the "Records"), whether written, typed, printed or contained in any other form, including but not limited to electronic form, are the sole and exclusive property of the Company. Upon termination of this Agreement, Consultant shall promptly return to the Company all records and copies thereof that are in the Consultant's possession or that Consultant has removed from the Company's premises.

         12. NO CONFLICTS. Consultant represents and warrants that (a) all Ideas and Materials provided to the Company by Consultant hereunder shall be original with Consultant and shall not infringe the statutory or common law copyright, trademark, patent or other rights of third parties; and (b) that there does not exist any contract, agreement or arrangement with any third party which would prevent or interfere with Consultant from entering into this Agreement or rendering any of the services contemplated to be provided pursuant hereto. This paragraph shall survive the expiration or termination of this Agreement.


         13. TERMINATION OF CONSULTANCY.

              A. TERMINATION BY THE COMPANY FOR CAUSE: The Company may terminate this agreement in the event of: (1) Consultant's conviction for, or plea of guilty to, a felony, (2) Consultant's willful misconduct in the course of performing his duties to the Company, or (3) Consultant's gross neglect of his duties to the Company. Any Stock Options that have not yet "vested" as of the date of Termination shall expire upon Termination for Cause. Stock Options that have vested shall be exerciseable for 12 months following Termination. The Consultant shall not be entitled to any Cash Payment or Stock Payment following such Termination.

              B. TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE: The Company may terminate this agreement for any reason upon two weeks written notice to the Consultant. Any Stock Options that have not yet "vested" as of the date of Termination shall vest as of such date, and all Stock Options shall be exerciseable for the remainder of their term. The Consultant shall continue to receive the Cash Payment and Stock Payment for three weeks following the date of Termination (i.e. five weeks from notice).

              C. TERMINATION BY THE CONSULTANT FOR GOOD REASON: The Consultant may terminate this agreement in the event: (1) Barry Coffey is no longer the CEO of the Company, (2) the Company asks the Consultant to work primarily outside the New York City metropolitan area, (3) the Company asks the Consultant to perform any illegal act, or (4) the Company assigns the Consultant duties that are inconsistent with those of a CFO. Any Stock Options that have not yet "vested" as of the date of Termination shall vest as of such date, and all Stock options shall be exerciseable for the remainder of their term. The Consultant shall continue to receive the Cash Payment and the Stock Payment for three weeks following the date of Termination.

              D. TERMINATION BY THE CONSULTANT OTHER THAN FOR GOOD REASON: The Consultant may terminate this agreement for any reason upon two weeks written notice to the Company. Any Stock Options that have not yet "vested" as of the date of Termination shall expire upon Termination. Stock Options that have vested shall be exerciseable for 12 months following Termination.

                   The Consultant shall not be entitled to any Cash Payment or Stock Payment following such Termination.

         14. CONFIDENTIALITY, NON-DISCLOSURE AND NON-COMPETE.

              A. Consultant understands that the Company's business and operations (except to the extent that such business and operations have become a matter of public record) are highly confidential. Since the Company is a public corporation, improper disclosures of the Company's business plans or operations could have adverse consequences for the Company, its officers, employees and shareholders. "Confidential Information" means all aspects of the Company's business which have not been made a matter of public record.

              B. Consultant agrees that Consultant will not disclose to any third person any Confidential Information unless compelled to do so by law, subpoena, or other appropriate legal process. This paragraph shall survive the expiration or termination of this Agreement.

              C. Consultant agrees that Consultant will not use any Confidential Information for the benefit of himself personally or for the benefit of any third party who is not affiliated with the Company.

              D. Consultant agrees that for a period of one year after the termination of this agreement, he will not engage in any business activity, whether for his own benefit or any third party, that is reasonably likely to involve the Consultant's use of or reliance upon Confidential Information.

              E. Consultant further agrees that during the time period he provides consulting services for the Company and for a period of one year after the termination of this Agreement, Consultant will not directly or indirectly, request, assist or advise any Customer, competitor or other person having business dealings with the Company to withdraw from, curtail, cancel or modify such business dealings.


              F. Consultant further agrees that for a period of one year after the termination of this Agreement, he will not solicit, encourage or bring about the resignation of or departure of any employees of the Company for the purpose of working with or for, or otherwise rendering any services to any person any person or company by whom Consultant is then employed, any person with whom Consultant has any contractual relationship, or any person or entity in which Consultant has a financial interest.

         15. EQUITABLE AND LEGAL REMEDIES. Consultant understands and agrees that damages alone will be an inadequate remedy for a breach or violation of any provision of the Agreement.

Accordingly, in addition to any other rights that Company may have as a result of such breach or violation, the Company may obtain enforcement of the provisions of the Agreement by preliminary and permanent injunction, specific performance and other equitable relief. The Company shall be permitted to and Consultant hereby consents to, the issuance of an injunction compelling the cure of such default or breach and the specific performance of Consultant's obligations under this Agreement, in addition to an action for damages or other relief which may be available to the Company, in law or equity.

         16. CHOICE OF LAW AND FORUM. The Agreement, including all issues of performance hereunder, shall be governed by the law of the State of New York. Further, any actions to enforce any rights or remedies granted by the Agreement shall be brought in the United States District Court for the Southern District of Manhattan.

         17. INTEGRATED CONTRACT. The Agreement contains the entire agreement between the parties and supersedes any and all prior agreements, whether written or oral. The Agreement shall not be amended or modified in any manner, except by an instrument in writing executed by both parties.

         18. MISCELLANEOUS.

              A. Any notices required or permitted to be given hereunder by either party to the other shall be sufficient if in writing and if delivered personally or by certified mail, return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

                 Synergy Technologies Corporation
                 1689 Hawthorne Drive
                 Conroe, TX 77301-3284

                 William R. Engles, Jr.
                 5 Riverside Drive, #13-C
                 New York, NY 10023

              B. Neither the Agreement nor any rights or duties hereunder may be assigned or delegated by either party unless the other party consents in writing.

              C. Except as otherwise provided, the Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.



                                        Sincerely yours,

                                        SYNERGY TECHNOLOGIES CORPORATION
                                        1689 Hawthorne Drive
                                        Conroe, Texas 77301-3284

                                         By:
                                             --------------------------------
                                         Title:
                                                -----------------------------


                                         Accepted and Agreed:


                                          -----------------------------------
                                          By: William R. Engles
                                          Title: Consultant
                                          5 Riverside Drive, #13-C
                                          New York, New York 10023